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                                                                   EXHIBIT 10.5

                           BMG NORTH AMERICA LIMITED
                            1574 Eagle Street North
                       Cambridge, Ontario Canada N3H 4S5


November 24, 1995


Mr. Larry C. Cornwall
2090 Kingsway Drive
Troy, MI 48098

Dear Larry:

     Don Holton and I are pleased to extend you an offer for full time employment at BMG North America Limited ("BMG") as Senior Vice President-Sales and marketing, based in the Metro-Detroit area. The parameters of your employment will be:

     1. Position: Senior Vice President - Sales and Marketing. In this position you will be a member of the Senior Executive Team reporting directly to the President or other Senior Executive as directed by the Board of Directors.

     2. Responsibilities: You will be responsible for managing BMG's existing sales activities regarding its current book of business, obtaining additional business, and positioning BMG as a leader in the automotive metal forming industry.

     3. Compensation:

        Base Salary:             $120,000 per annum paid bi-weekly
        Bonus Potential:         Up to 50% of base salary determined by
                                 the Board of Directors based upon
                                 corporate objectives and agreed to
                                 personal goals.

     4. Equity Participation:


        Stock Purchase:          You shall be eligible to purchase
                                 1,500 shares (equivalent to about
                                 2% of Oxford's investors' equity
                                 interest in BMG) at a price of
                                 approximately $20,000.  These shares
                                 shall be subject to a shareholder
                                 agreement and repurchase arrangements
                                 with penalty clauses should you not be
                                 part of BMG for five years.

        Equity Participation:    You shall be eligible for 138,937
                                 units of the Equity Participation Plan
                                 (equivalent to approximately 1% of
                                 Oxford Investors' equity interest) at
                                 no cost with a vesting

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               period of two years subject to attainment of specific
               corporate financial goals.

     5. Benefits:     You will be entitled to benefits similar to all
                      other employees, including health and dental insurance and other benefit programs.

     6. Vacation:     You will be entitled to four weeks vacation with
                      no "carry-forward" provisions.

     7. Severance:    You will sign an At-Will Employment acknowledgment
                      and can be terminated at any time with or without cause for any reason whatsoever and without notice. Severance arrangements will reflect
                      Canadian law or three months pay, whichever is longer.

     8. Car: You will be entitled to a car allowance under the BMG Employee Automobile Policy. This allowance will include insurance costs, repairs, lease payments, etc. and will total $700 per month. Reimbursement for gas, etc. shall be in accordance with BMG's Expense Policy.

     Larry, we believe that, as our partner, you will build a leading-edge sales and marketing organization for BMG and lead the company into the 21st Century. You will be entering on the "ground floor", and as we and the company grow and expand, so your responsibilities and value in the business should grow. This is an opportunity for you to operate as an owner and direct a sales force that will become the envy of the industry.

     We look forward to working with you. Please sign below should you agree to the above terms and fax a copy of this letter to (810) 540-7280. If you have any questions, please call at (910) 540-0031. This letter shall terminate if not executed by November 27, 1995.

                                                   Sincerely,


                                                   Selwyn Isakow
                                                   Chairman

I agree to the terms and content of this letter.


---------------------------
Larry C. Cornwall